EXHIBIT 99.1

Eagle Bancorp Montana Earns $553,000 in the Fourth Quarter and $4.1 Million for 2017 Following Write Down of Deferred Tax Asset; Declares Regular Quarterly Cash Dividend of $0.09 per Share

HELENA, Mont., Jan. 29, 2018 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ:EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported that following a writedown of its deferred tax asset, which resulted in an additional tax expense of $715,000, or $0.15 per diluted share, net income was $553,000, or $0.11 per diluted share in the fourth quarter of 2017.  This compares with net income of $1.7 million, or $0.45 per diluted share, in the preceding quarter and $1.4 million, or $0.37 per diluted share, in the fourth quarter a year ago.  The current quarter results were also impacted by $400,000 of acquisition-related expenses which, net of tax benefit, reduced net income by $0.08 per diluted share. The results of the preceding quarter included $276,000 of acquisition expenses, while operating results in the fourth quarter a year ago included no acquisition expenses.

For the year 2017, Eagle’s net income was $4.1 million, or $0.99 per diluted share, compared to $5.1 million, or $1.32 per diluted share, in 2016.

Additionally, Eagle’s board of directors declared its regular quarterly cash dividend of $0.09 per share.  The dividend will be payable March 1, 2018 to shareholders of record February 9, 2018.  The current annualized yield is 1.71% based on recent market prices.

“Strong loan growth, improved operating efficiencies and a stable net interest margin fueled our earnings during the quarter,” said Peter J. Johnson, President and CEO. “With our growing revenues, coupled with the Ruby Valley Bank transaction and other strategic initiatives, we believe Eagle is well positioned for continued profitability improvements.

“Our previously announced definitive merger agreement to acquire Ruby Valley Bank, Twin Bridges, Montana is still on track to close later this month,” Johnson continued. “We are excited about the opportunity this transaction will offer to our company, and the transaction fits well into our strategy of further expanding our presence in the state of Montana.  The combination of our two organizations will provide the ability to create revenue and cost synergies while offering Ruby Valley Bank customers a broader product offering, increased lending limits, and an expanded branch delivery system that stretches throughout the state.  We expect the acquisition will provide substantial EPS accretion in the first full year, and we will continue to look for additional opportunities to expand our brand of community banking.”

The acquisition of $90 million Ruby Valley Bank will make Opportunity Bank the fifth largest Montana-based bank with approximately $800 million in assets. Ruby Valley Bank, headquartered in Twin Bridges, Montana, currently operates 2 branches in Twin Bridges and Sheridan and will add approximately $90 million in assets, $78 million in deposits, and $55 million in gross loans to Opportunity Bank.

Fourth Quarter 2017 Highlights (at or for the three-month period ended December 31, 2017, except where noted)

  Net income was $553,000, or $0.11 per diluted share.
  Acquisition costs were $400,000 in the fourth quarter.
  Net interest margin was 3.78% in the fourth quarter, a 17 basis point improvement compared to 3.61% in the fourth quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $9.8 million, compared to $10.2 million in the fourth quarter a year ago.
  Total loans increased 10.1% to $513.2 million at December 31, 2017, compared to $466.2 million a year earlier.
  Commercial real estate loans increased 13.9% to $244.8 million, or 47.7% of total loans at December 31, 2017, compared to $214.9 million, or 46.1% of total loans a year earlier.
  Capital ratios remain strong with a tangible common shareholders’ equity ratio of 10.76% at December 31, 2017.
  Declared quarterly cash dividend of $0.09 per share.

As a result of the Tax Cuts and Job Act enacted December 22, 2017, Eagle revalued its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the legislation.  Based on its preliminary analysis, Eagle recorded a one-time net tax charge of $715,000, or $0.15 per share, primarily related to the revaluation of these deferred tax items. This increase in income tax expense was reflected in Eagle’s operating results for the fourth quarter of 2017 and was in addition to the normal provision for income tax related to pre-tax net operating income.

“The effective tax rate for the current year was 22.7% (excluding the 4Q17 DTA charge).  We believe our effective tax rate will decline to approximately 18.3% in 2018, including estimated impact of the upcoming acquisition. We plan to invest a portion of our 2018 tax savings into expansion opportunities and other corporate purposes,” added Johnson.

Balance Sheet Results

“While the loan portfolio increased modestly compared to the preceding quarter end, Eagle had another quarter of double digit year-over-year loan growth, with the largest increase generated in the commercial real estate loan category,” said Johnson.  Total loans were $513.2 million at December 31, 2017, compared to $510.2 million three months earlier and increased 10.1% compared to $466.2 million a year earlier.

Eagle originated $75.9 million in new residential mortgages during the quarter, excluding construction loans, and sold $73.2 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 2.92%.  This production compares to residential mortgage originations of $84.9 million in the preceding quarter with sales of $85.3 million.

Commercial real estate loans increased 13.9% to $244.8 million at December 31, 2017, compared to $214.9 million a year earlier, while residential mortgage loans decreased 3.0% to $109.9 million compared to $113.3 million a year earlier.  Commercial loans increased 20.4% to $65.9 million, home equity loans increased 7.5% to $52.7 million and construction loans increased 23.2% to $25.3 million, compared to a year ago.

Eagle’s total deposits were $520.6 million at December 31, 2017, compared to $525.2 million at September 30, 2017 and increased 1.5% compared to $512.8 million a year ago.  As of year-end, checking and money market accounts represent 55.5%, savings accounts represent 17.0%, and CDs comprise 27.5% of the total deposit portfolio.

Total assets increased 6.4% to $716.8 million at December 31, 2017, compared to $673.9 million a year earlier and increased 2.0% compared to $702.6 million at September 30, 2017.  Shareholders’ equity increased 32.0% to $83.6 million at December 31, 2017, compared to $63.3 million three months earlier and increased 40.6% compared to $59.5 million one year earlier.  Tangible book value improved to $15.22 per share at December 31, 2017, compared to $14.70 per share at September 30, 2017, and $13.65 per share a year earlier.

Operating Results

“While the net interest margin contracted two basis points compared to the preceding quarter, it expanded 17 basis points compared to the year ago quarter, largely due to improved yields and loan growth,” Johnson said.  Eagle’s net interest margin was 3.78% in the fourth quarter, compared to 3.80% in the preceding quarter, and 3.61% in the fourth quarter a year ago.  For the full year, Eagle’s net interest margin improved 25 basis points to 3.71% compared to 3.46% in 2016.  The investment securities portfolio increased to $132.0 million at December 31, 2017, compared to $128.4 million a year ago, which had a negative impact on the average yields on earning assets.

Eagle’s fourth quarter revenues were $9.8 million, compared to $10.1 million in the preceding quarter and $10.2 million in the fourth quarter a year ago.  For the full year 2017, revenues increased 3.6% to $38.1 million compared to $36.8 million in 2016.  Net interest income before the provision for loan loss increased 12.3% to $6.2 million in the fourth quarter compared to $5.6 million in the fourth quarter one year ago, and was unchanged when compared to the preceding quarter.  For the year, net interest income increased 14.3% to $23.8 million, compared to $20.8 million in 2016.

Noninterest income decreased 22.5% to $3.6 million in the fourth quarter, compared to $4.6 million in the fourth quarter a year ago, and decreased 10.6% compared to $4.0 million in the preceding quarter.  The net gain on sale of mortgage loans totaled $2.1 million in the fourth quarter, compared to $2.6 million in the preceding quarter and $3.0 million in the fourth quarter a year ago.  In 2017, noninterest income decreased to $14.3 million compared to $16.0 million in 2016, reflecting lower gains from sale of mortgage loans over the past 12 months.

Eagle’s fourth quarter noninterest expenses were $8.0 million compared to $7.6 million in both the preceding quarter and the year ago quarter.  For 2017, noninterest expenses totaled $30.6 million compared to $28.0 million in 2016.  Acquisition costs totaled $400,000 for the current quarter and $676,000 for the year.

Credit Quality

Fourth quarter provision for loan losses was $294,000, compared to $331,000 in the preceding quarter and $452,000 in the fourth quarter a year ago.  The allowance for loan losses represented 588.5% of nonperforming loans at December 31, 2017, compared to 394.0% three months earlier and 414.1% a year earlier.

Eagle’s nonperforming loans (NPLs) were $977,000 at the end of the fourth quarter, which was down 30.0% compared to $1.4 million three months earlier, and down 15.2% compared to $1.2 million a year earlier.

Net charge-offs were $44,000 in the fourth quarter, compared to $56,000 in the preceding quarter and $332,000 in the fourth quarter a year ago.  The allowance for loan losses was $5.8 million, or 1.12% of total loans at December 31, 2017, compared to $5.5 million, or 1.08% of total loans at September 30, 2017 and $4.8 million, or 1.02% of total loans a year ago.

Total OREO and other repossessed assets was $525,000 at December 31, 2017, compared to $527,000 at September 30, 2017 and $825,000 a year ago.  Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 21.9% to $1.5 million at December 31, 2017 or 0.21% of total assets, compared to $1.9 million, or 0.27% of total assets three months earlier and decreased 24.0% compared to $2.0 million, or 0.29% of total assets a year earlier.

Capital Management

Eagle Bancorp Montana continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible asset of 10.76% at December 31, 2017.  (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

On October 13, 2017, Eagle successfully completed a public offering of its common stock, and issued 1,189,041 shares and received approximately $20.1 million in net cash proceeds.

On February 13, 2017, the Company completed the issuance of $10 million of senior unsecured debt.  The net proceeds of $9.8 million was used as capital contribution to its bank subsidiary to support growth.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Montana through 14 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the Nasdaq Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, merger with Ruby Valley Bank, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; our ability to continue to  increase and manage our commercial real estate and commercial business loans; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; the effect of our pending acquisition of TwinCo, Inc. including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the proposed merger. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet	(Unaudited)	(Unaudited)	(Audited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2017	2017	2016
Assets:
Cash and due from banks	$5,517	$7,371	$6,531
Interest-bearing deposits with banks	1,920	784	787
Total cash and cash equivalents	7,437	8,155	7,318
Securities available-for-sale, at market value	132,044	120,767	128,436
FHLB stock, at cost	4,086	4,121	4,012
FRB stock	1,465	871	871
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	8,949	9,606	18,230
Loans:
Residential mortgage (1-4 family)	109,911	109,250	113,262
Commercial loans	65,863	58,554	54,706
Commercial real estate	244,783	247,501	214,927
Construction loans	25,306	29,760	20,540
Consumer loans	15,712	14,696	14,800
Home equity	52,672	51,450	49,018
Unearned loan fees	(1,093)	(1,027)	(1,092)
Total loans	513,154	510,184	466,161
Allowance for loan losses	(5,750)	(5,500)	(4,770)
Net loans	507,404	504,684	461,391
Accrued interest and dividends receivable	2,555	2,269	2,123
Mortgage servicing rights, net	6,578	6,398	5,853
Premises and equipment, net	21,958	20,860	19,393
Cash surrender value of life insurance	14,481	14,385	14,095
Real estate and other assets acquired in settlement of loans, net	525	527	825
Goodwill	7,034	7,034	7,034
Core deposit intangible	273	300	384
Deferred tax asset, net	1,360	1,349	1,965
Other assets	478	1,089	1,840
Total assets	$716,782	$702,570	$673,925

Liabilities:
Deposit accounts:
Noninterest bearing	99,799	104,866	82,877
Interest bearing	420,765	420,301	429,918
Total deposits	520,564	525,167	512,795
Accrued expense and other liabilities	4,822	5,426	4,291
FHLB advances and other borrowings	82,969	83,836	82,413
Other long-term debt, net	24,811	24,795	14,970
Total liabilities	633,166	639,224	614,469

Shareholders' Equity:
Preferred stock (par value $0.01; 1,000,000 shares authorized;
no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 8,000,000 shares authorized;
5,272,168, 4,083,127 and 4,083,127 shares issued; 5,013,678, 3,811,409 and 3,811,409 shares outstanding at December 31, 2017, September 30, 2017
and December 31, 2016, respectively)	53	41	41
Additional paid-in capital	42,780	22,477	22,366
Unallocated common stock held by employee stock ownership plan (ESOP)	(643)	(684)	(809)
Treasury stock, at cost (258,490, 271,718 and 271,718 shares at
December 31, 2017, September 30, 2017 and December 31, 2016, respectively)	(2,826)	(2,971)	(2,971)
Retained earnings	43,939	43,837	41,240
Accumulated other comprehensive income (loss)	313	646	(411)
Total shareholders' equity	83,616	63,346	59,456
Total liabilities and shareholders' equity	$716,782	$702,570	$673,925

Income Statement	(Unaudited)			(Unaudited)	(Audited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Interest and dividend Income:
Interest and fees on loans	$6,554	$6,478	$5,589	$24,776	$20,842
Securities available-for-sale	762	693	721	2,898	2,917
FRB and FHLB dividends	46	48	39	170	142
Interest on deposits with banks	4	2	-	7	1
Other interest income	1	3	2	5	6
Total interest and dividend income	7,367	7,224	6,351	27,856	23,908
Interest Expense:
Interest expense on deposits	411	386	399	1,553	1,518
FHLB advances and other borrowings	361	329	193	1,217	815
Other long-term debt	351	350	198	1,320	782
Total interest expense	1,123	1,065	790	4,090	3,115
Net interest income	6,244	6,159	5,561	23,766	20,793
Loan loss provision	294	331	452	1,228	1,833
Net interest income after loan loss provision	5,950	5,828	5,109	22,538	18,960

Noninterest income:
Service charges on deposit accounts	233	250	226	954	865
Net gain on sale of loans	2,141	2,574	3,026	8,803	10,346
Mortgage loan servicing fees	546	525	568	2,127	1,835
Wealth management income	161	142	140	624	601
Interchange and ATM fees	208	214	221	856	873
Appreciation in cash surrender value of life insurance	125	125	126	500	484
Net gain on sale of available-for-sale securities	51	-	55	37	249
Net (loss) gain on sale of real estate owned and other repossessed property	(4)	-	-	(29)	10
Other noninterest income	104	158	237	459	727
Total noninterest income	3,565	3,988	4,599	14,331	15,990

Noninterest expense:
Salaries and employee benefits	4,530	4,331	4,503	17,880	16,286
Occupancy and equipment expense	665	680	657	2,734	2,815
Data processing	567	563	513	2,263	1,980
Advertising	253	255	166	966	696
Amortization of mortgage servicing fees	274	288	410	1,086	1,249
Amortization of core deposit intangible and tax credits	105	107	110	426	445
Federal insurance premiums	86	78	99	284	404
Postage	46	48	46	193	194
Legal, accounting and examination fees	183	107	115	575	394
Consulting fees	58	14	41	180	202
Acquisition costs	400	276	-	676	-
Write-down on real estate owned and other repossessed property	-	-	-	45	-
Other noninterest expense	855	810	966	3,330	3,354
Total noninterest expense	8,022	7,557	7,626	30,638	28,019

Income before income taxes	1,493	2,259	2,082	6,231	6,931
Income tax expense	940	538	633	2,128	1,799
Net income	$553	$1,721	$1,449	$4,103	$5,132

Basic earnings per share	$0.11	$0.45	$0.39	$1.01	$1.36
Diluted earnings per share	$0.11	$0.45	$0.37	$0.99	$1.32
Weighted average shares
outstanding (basic EPS)	4,854,128	3,811,409	3,800,645	4,074,231	3,784,788
Weighted average shares
outstanding (diluted EPS)	4,912,701	3,863,656	3,874,833	4,132,590	3,873,589

Financial Ratios and Other Data	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2017	2017	2016
Asset Quality:
Nonaccrual loans	$977	$1,396	$614
Loans 90 days past due	-	-	495
Restructured loans, net	-	-	43
Total nonperforming loans	977	1,396	1,152
Other real estate owned and other repossessed assets	525	527	825
Total nonperforming assets	$1,502	$1,923	$1,977
Nonperforming loans / portfolio loans	0.19%	0.27%	0.25%
Nonperforming assets / assets	0.21%	0.27%	0.29%
Allowance for loan losses / portfolio loans	1.12%	1.08%	1.02%
Allowance / nonperforming loans	588.54%	393.98%	414.06%
Gross loan charge-offs for the quarter	$53	$60	$338
Gross loan recoveries for the quarter	$9	$4	$6
Net loan charge-offs for the quarter	$44	$56	$332

Capital Data (At quarter end):
Tangible book value per share	$15.22	$14.70	$13.65
Shares outstanding	5,013,678	3,811,409	3,811,409
Tangible Common Equity to Tangible Assets	10.76%	8.06%	7.81%

Profitability Ratios (For the quarter):
Efficiency ratio*	80.71%	73.42%	73.98%
Return on average assets	0.31%	0.98%	0.86%
Return on average equity	2.72%	10.87%	9.57%
Net interest margin	3.78%	3.80%	3.61%

Profitability Ratios (Year-to-date):
Efficiency ratio *	79.30%	78.81%	74.96%
Return on average assets	0.59%	0.69%	0.78%
Return on average equity	6.20%	7.75%	8.73%
Net interest margin	3.71%	3.68%	3.46%

Other Information
Average total assets for the quarter	$714,832	$704,336	$670,469
Average total assets year to date	$696,835	$690,112	$654,811
Average earning assets for the quarter	$660,442	$648,385	$615,539
Average earning assets year to date	$641,141	$634,365	$601,824
Average loans for the quarter **	$524,057	$520,603	$479,229
Average loans year to date **	$507,980	$502,563	$456,808
Average equity for the quarter	$81,415	$63,315	$60,544
Average equity year to date	$66,200	$61,096	$58,754
Average deposits for the quarter	$523,866	$517,660	$515,771
Average deposits year to date	$518,638	$516,194	$498,224

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains our efficiency ratio and tangible book value per share, which are non-GAAP financial measures.  The numerator for the efficiency ratio is calculated by subtracting intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding.  We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios, and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.  Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.  Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
Calculation of Efficiency Ratio:
Noninterest expense	$8,022	$7,557	$7,626	$30,638	$28,019
Intangible asset amortization	(105)	(107)	(110)	(426)	(445)
Efficiency ratio numerator	7,917	7,450	7,516	30,212	27,574

Net interest income	6,244	6,159	5,561	23,766	20,793
Noninterest income	3,565	3,988	4,599	14,331	15,990
Efficiency ratio denominator	9,809	10,147	10,160	38,097	36,783

Efficiency ratio	80.71%	73.42%	73.98%	79.30%	74.96%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2017	2017	2016
Tangible Book Value:
Shareholders' equity	$83,616	$63,346	$59,456
Goodwill and core deposit intangible, net	(7,307)	(7,334)	(7,418)
Tangible common shareholders' equity	$76,309	$56,012	$52,038

Common shares outstanding at end of period	5,013,678	3,811,409	3,811,409

Common shareholders' equity (book value) per share (GAAP)	$16.68	$16.62	$15.60

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$15.22	$14.70	$13.65

Tangible Assets:
Total assets	$716,782	$702,570	$673,925
Goodwill and core deposit intangible, net	(7,307)	(7,334)	(7,418)
Tangible assets (non-GAAP)	$709,475	$695,236	$666,507

Tangible common shareholders' equity to tangible assets
(non-GAAP)	10.76%	8.06%	7.81%

Contacts:
Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, SVP and CFO
(406) 457-4007